Exhibit 99.1

PRESS RELEASE:

FOR MORE INFORMATION, CONTACT:
Richard Surber, President
Green Endeavors, Inc.
801-575-8073 x 106
hudconsult@aol.com

FOR IMMEDIATE RELEASE:

GRNE Enters Into a $10 Million Equity Purchase Agreement With Southridge Partners II LP

Salt Lake City, Utah: September 10, 2012: Green Endeavors, Inc. (PINKSHEETS: GRNE), a majority owned subsidiary of Nexia Holdings, Inc. (PINKSHEETS: NXHD), announced that it has entered into a $10 million equity purchase agreement (the “Agreement”) with Southridge Partners II, LP, a private investment fund specializing in direct investment and advisory services to small and middle market companies.

Pursuant to the Agreement, GRNE has the right, in its sole discretion, subject to the terms of the Agreement, to sell to Southridge up to $10 million of its common stock in tranches at a 9% discount to the then current market price over a 24 month period.  The Company has the right, but is not obligated, to sell stock to Southridge depending on certain conditions as set forth in the Agreement.

Richard Surber, CEO, stated, “Upon the filing of an effective registration statement with The Securities and Exchange Commission, GRNE will be able to use the equity agreement to grow its operations and further improve its financial condition.  The terms of the equity agreement are far more favorable than most other available methods of financing for a micro-cap company like GRNE.  With proper financing, my team will be able to more fully focus on our expansion and operational plans.”

Mr. Surber continued, “I expect my accounting staff and auditors to complete GRNE’s 1st and 2nd quarter Form 10Q’s for 2012 within the next two to three weeks.  Upon filing the Form 10Q’s, GRNE will be current.  However, we may be required to restate our last Form 10K as a result of reclassifying certain convertible instruments as derivative liabilities.  Once we correct the accounting treatment of these instruments and re-file, counsel will begin preparing the Form S-1 Registration Statement to comply with the terms of the Agreement.”

About Green Endeavors, Inc.:
Green Endeavors, Inc. (PINKSHEETS: GRNE), headquartered in Salt Lake City, Utah, is a holding company with operations in health & beauty.  GRNE owns a majority interest in several Aveda™ based businesses.  Visit http://www.landissalon.com to learn more about our hair salons - built around the world-class AVEDA™ product line. For further information, visit http://www.green-endeavors.com.

GRNE strongly encourages the public to read the above information in conjunction with its filings and disclosures filed in 2011 and 2012. GRNE's disclosures can be viewed at www.green-endeavors.com, www.otcmarkets.com or www.sec.gov.

This press release contains forward-looking statements.  GRNE must be able to remain current with its SEC filing requirements and complete and maintain an effective S-1 registration statement in order to draw upon the equity line.  There is no guaranteed that we will be able to complete an effective S-1 registration statement.   Investors should not invest more than they can afford to lose in penny stocks.